Exhibit 10.1
CONSULTING SERVICES AGREEMENT
This Consulting Services Agreement (“Agreement”) is entered into as of September 3, 2014 (“Effective Date”) by and among Joseph C. Capezza (“Capezza”), 135 Cliff Road Consultants, LLC (together with Capezza, the “Consultant”) and Health Net, Inc., together with its affiliates and subsidiaries (“Health Net” or the “Company”).
WHEREAS, Capezza has previously served as Executive Vice President, Chief Financial Officer and Treasurer of Health Net, Inc.;
WHEREAS, Capezza has previously executed the Amended and Restated Employment Agreement, on or about December 3, 2008 (“Employment Agreement”);
WHEREAS, Capezza has terminated employment with Health Net effective as of September 2, 2014 (“Employment Termination Date”);
WHEREAS, Capezza will execute a Waiver and Release of Claims in conjunction with his eligibility for Company severance benefits (the “Waiver and Release Agreement”);
WHEREAS, Capezza has extensive knowledge and expertise with respect to the finance and treasury operations of Health Net;
WHEREAS, Capezza has agreed to assist Health Net by providing advice on issues related to his areas of expertise; and
WHEREAS, Health Net desires to engage Consultant to provide such services on the terms and conditions set forth below.
NOW THEREFORE, in consideration of the promises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:
ARTICLE ONE
CONSULTING SERVICES

1.1Engagement. The term of this Agreement will commence on the Effective Date and will end on December 31, 2014, unless this Agreement and the consulting relationship established hereby are earlier terminated as provided for herein (the “Consulting Period”). During the Consulting Period, Consultant shall provide the consulting services specified on Exhibit A hereto and such other services as reasonably requested by Health Net (the “Services”). With respect to the Services, Consultant will receive assignments from James E. Woys, Health Net’s Executive Vice President, Chief Financial and Operating Officer and Interim Treasurer, or his designee. In connection with the Services, Consultant agrees to (i) be reasonably available for consultation by telephone, fax or e-mail on a regular basis during normal working hours throughout the Consulting Period; (ii) be reasonably available to meet with the executive officers or the board of directors of Health Net at Health Net’s headquarters or any other reasonable location on reasonable prior notice during normal working hours and (iii) provide written reports regarding the activities, progress, and/or development of the Services upon James E. Woys’ or his designee’s request.

1.2Location. The Services shall generally be performed remotely. Consultant shall primarily provide advice through correspondence, e-mail, and telephone calls. However, James E. Woys, Health Net’s Executive Vice President, Chief Financial and Operating Officer and Interim Treasurer, or his designee, may require that Consultant attend meetings or provide Services at Health Net’s headquarters or any other reasonable location; provided, that Consultant has been provided reasonable prior notice of such in-person requirement.

1.3No Authority. Effective as of the Employment Termination Date, Capezza is not an employee of Health Net. Consultant shall not represent or purport to represent Health Net in any manner whatsoever to any third party, unless permitted to do so pursuant to specific prior written authorization of Health Net’s Senior Vice President, Organization Effectiveness. Consultant shall have no authority to bind Health Net in any way.

ARTICLE TWO
COMPENSATION

2.1Compensation. In consideration of and as sole compensation for Consultant’s performance of the Services, Health Net shall pay 135 Cliff Road Consultants, LLC a consulting fee equal to $250,000 (the “Consulting Fee”), to be paid as soon as practicable following the last day of the Consulting Period, but in no event later than January 31, 2015.

2.2Reimbursement. During the term of this Agreement, Health Net will reimburse Consultant for all reasonable and necessary travel-related expenses incurred by Consultant directly relating to Consultant’s performance of the Services if advance written approval by James E. Woys or his designee, of such travel-related expenses is obtained. Reimbursable travel expenses shall include automobile rental and other transportation expenses and hotel expenses. All requests for reimbursement for travel-related expenses must be accompanied by documentation in form and detail sufficient to meet the requirements of the taxing authorities with respect to recognition of business-related travel expenses for corporate tax purposes. No request for expense reimbursement shall be submitted more than thirty (30) calendar days following the date the expenditure was incurred, and Consultant shall receive all reimbursements due hereunder within ninety (90) calendar days after the submission of the documentation described in the preceding sentence.

2.3Mechanism of Payment. Any payments hereunder shall be made by check payable to 135 Cliff Road Consultants, LLC and mailed to Consultant at the address set forth in Section 9.12 below, unless otherwise directed by Consultant in writing.

2.4Death. In the event Capezza dies during the Consulting Period, Capezza’s beneficiaries or estate shall be entitled to receive the Consulting Fee, paid as soon as practicable following the date of Capezza’s death.

ARTICLE THREE
REPRESENTATIONS AND COVENANTS

3.1Consultant’s Representations. Consultant represents and warrants:

(a)that the Services to be performed under this Agreement do not and will not involve the counseling or promotion of a business arrangement or other activity that violates any applicable law;

(b)solely for purposes of applying Treasury Regulations Section 1.409A‑1(h)(1), that Capezza worked at least 40 hours on average per week during the last 36 months of his employment at Health Net;

(c)that Consultant has not entered into any agreement, whether written or oral, that conflicts with the terms of this Agreement;

(d)that Consultant has the full power and authority to enter into this Agreement; and

(e)that as of the Effective Date and throughout the Consulting Period, Consultant has no interests or relationships, including without limitation financial or personal interests or relationships, that would prevent Consultant from performing and completing the Services in an objective and non-biased manner.

3.2Consultant’s Covenants. Consultant:

(a)shall act as an independent consultant with no authority to obligate Health Net by contract or otherwise and not as an employee or officer of Health Net;

(b)shall not, directly or indirectly, during the Consulting Period and for a period of one (1) year following the end of the Consulting Period, without Health Net’s written consent by an authorized representative, on Consultant’s own behalf or on behalf of any other person, either directly or indirectly, (i) solicit, recruit, encourage or induce any employee, agent, provider, vendor or independent contractor to terminate such person’s or entity’s relationship with Health Net or to associate with a competitor of Health Net or (ii) entice, induce or encourage any of Health Net’s employees to engage in any activity which, were it done by Capezza, would violate the Protection of Proprietary and Confidential Information provision in the Employment Agreement. The prohibitions of this paragraph are not intended to deny employment opportunities within Consultant’s field of employment but are limited only to those prohibitions necessary to protect Health Net from unfair competition and shall supplement, but not limit or supersede any other agreement between Capezza and Health Net, including without limitation, the Employment Agreement and the Waiver and Release Agreement;

(c)shall not, during the term of this Agreement, enter into any other agreement, whether written or oral, which would conflict with Consultant’s obligations hereunder;

(d)that Consultant is not presently the subject of an exclusion or debarment proceeding or excluded or debarred from participation in any federal health care program under 42 C.F.R. Part 1001 et seq. Consultant shall notify Health Net’s General Counsel or her designee immediately upon any inquiry, or the commencement of any such proceeding, concerning Consultant;

(e)during the Consulting Period, agrees that at least ten (10) business days in advance of commencing services for any other client, Consultant will disclose in writing to Health Net’s Senior Vice President, Organization Effectiveness or her designee, Consultant’s plans to perform such services. Health Net shall determine in its sole discretion whether such engagement is appropriate. Health Net’s Senior Vice President, Organization Effectiveness or her designee will advise Consultant, in writing, of Health Net’s determination. If Consultant accepts an engagement which Health Net has determined, in its sole discretion, is not appropriate, Consultant’s acceptance shall constitute a material breach of this Agreement and Consultant shall not be entitled to the Consulting Fee and all obligations of Health Net hereunder shall cease and Consultant shall not be entitled to any payments in connection with or following the termination of this Agreement and the consulting relationship established hereby, except for any unpaid reimbursement for travel-related expenses that have been validly pre-approved;

(f)acknowledges and agrees that Consultant is aware that (i) Consultant is subject to Health Net's Insider Trading and Disclosure of Material Inside Information Policy during the Consulting Period, (ii) Consultant may be aware of material, non-public information relating to the Company, (iii) the Confidential Information (as defined below) being furnished hereunder may contain material, non-public information regarding the Company, and (iv) the United States securities laws and regulations and comparable laws and regulations in other jurisdictions prohibit any persons who have material, non-public information from purchasing or selling securities of an issuer or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. Consultant agrees to comply with such laws and regulations and with the terms of Health Net's Insider Trading and Disclosure of Material Inside Information Policy, as in effect from time to time;

(g)shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without Health Net’s prior written consent;

(h)agrees to timely perform the Services;

(i)agrees to utilize and provide Health Net with accurate and complete data in rendering the Services; and

(j)agrees to promptly return all Health Net property in Consultant’s custody or control, in addition to information in accordance with Subsection 4.2, upon termination of this Agreement.

ARTICLE FOUR
CONFIDENTIAL INFORMATION AND NONDISPATAGEMENT

4.1Confidentiality. Consultant shall, during the term of this Agreement and thereafter, hold in strict confidence any information directly or indirectly related to Health Net which is disclosed to or developed or obtained by Consultant in connection with Consultant’s performance hereunder or which Consultant observes or obtains while present at Health Net’s facilities or which otherwise results from information disclosed to or obtained by Consultant in connection with this Agreement (collectively “Confidential Information”). Confidential Information includes but is not limited to, all knowledge or information in any format and any data, documents, memoranda, reports, files, correspondence, lists and other written and graphic records or information obtained or used in conjunction with any business, contract or agreement, or information directly or indirectly connected with Health Net, including without limitation, trade secrets, proprietary information, personnel information (including without limitation employee compensation), information related to marketing and customer support strategies, financial information including sales, costs, profits and pricing methods, any technical, actuarial, economic, procurement, provider, enrollee, customer, underwriting, contractual, managerial or marketing information, employee data, customer lists, customer and client names and requirements, services, prices, margins and costs, information of third parties (including without limitation customers, vendors, providers, partners, members, employees or directors of Health Net) as to which Health Net has an obligation of confidentiality, and all other knowledge or information whatsoever relating directly or indirectly to Health Net or any business in which it is engaged, whether or not it is marked “confidential”, and all notes, analyses, compilations, studies and other documents which incorporate, summarize, contain or otherwise reflect or refer to such information. Notwithstanding the foregoing, Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of a disclosure by Consultant. Consultant also agrees that Consultant shall not without Health Net’s written consent by an authorized representative, directly or indirectly use Health Net’s confidential information, including but not limited to customer lists, to solicit business of any customers of Health Net (other than as directed by and on behalf of Health Net). Consultant acknowledges and agrees that any “Invention,” including without limitation, any developments or discoveries by Consultant during the course of Consultant’s services with Health Net during the Consulting Period resulting in patents, lists of customers, trade secrets, specialized know-how or other intellectual property useful in the then-current business of Health Net and any original works of authority are the property of Health Net and shall be used for the sole benefit of Health Net. If not previously assigned to Health Net, Consultant hereby assigns ownership of any and all Inventions to Health Net. Consultant hereby acknowledges Capezza’s responsibilities under the terms of the Protection of Proprietary and Confidential Information provisions of the Employment Agreement and the Waiver and Release Agreement, and Consultant agrees to continue to be bound by all of the terms and conditions thereof. This Article Four shall supplement, but not limit or supersede any other agreement between Capezza and Health Net, including without limitation, the Employment Agreement and the Waiver and Release Agreement.

4.1.1If, based upon the written advice of legal counsel skilled in the subject matter, Consultant is required to disclose any Confidential Information to comply with any applicable law, regulation or order of a government authority or court of competent jurisdiction, Consultant may disclose such Confidential Information only to the governmental agency requiring such disclosure; provided, however, that Consultant (i) gives Health Net at least ten (10) business days advance notice of Consultant’s requirement to disclose such Confidential Information; (ii) uses all reasonable efforts to secure confidential protection of such Confidential Information, and (iii) continues to perform Consultant’s obligations of confidentiality set out herein.
4.1.2In connection with services rendered and to be rendered by Consultant, Consultant agrees to (i) hold all Confidential Information in confidence and take all reasonably necessary precautions to protect such Confidential Information, (ii) not disclose the Confidential Information to any other person or entity except as authorized herein, (iii) use the Confidential Information only for the purposes of this Agreement or as approved in writing by Health Net, (iv) not copy or reverse engineer, reverse compile or attempt to derive the composition or underlying information of any such Confidential Information, (v) limit the use and access to such Confidential Information to persons who need to know such Confidential Information for the purpose hereof and who are bound by confidentiality restrictions no less comprehensive than those contained herein and (vi) treat such Confidential Information with at least the same degree of care and protection as Consultant would use with respect to Consultant’s own confidential materials.

4.2Return of Information. Consultant agrees Consultant shall return to Health Net immediately upon termination of the Consulting Period any building key(s), security pass or other access or identification cards and any and all Health Net property in Consultant’s possession, including but not limited to any books, documents, credit cards, computer equipment, software, apparatus, equipment and other physical property, mobile phones or data files. Consultant shall not retain copies of such materials and information; and, if requested by Health Net, shall delete all Health Net Confidential Information stored in any magnetic or optical disc or memory. Compliance with this Section is a condition precedent to the Company’s obligation to provide the Consulting Fees.

4.3Non-Disparagement. Consultant agrees and acknowledges that Consultant shall not make any disparaging comments and/or statements to anyone either orally or in writing about Health Net and/or each of its past, present and future officers, directors, shareholders, employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers and affiliates (and each of their respective beneficiaries, successors, representatives and assigns) and all persons acting in concert with them.

ARTICLE FIVE
[INTENTIONALLY RESERVED]

ARTICLE SIX
INDEPENDENT CONSULTANT STATUS

6.1Independent Consultant. Health Net and Consultant expressly agree that Consultant is solely an independent contractor and neither Consultant nor any principal, employee or contractor of Consultant shall be construed to be an employee of Health Net in any matter under any circumstances or for any purposes whatsoever. Nothing in this Agreement shall establish an agency, partnership, joint venture or employee relationship between Health Net and Consultant, and Consultant shall not represent himself or itself as an employee or officer of Health Net. Without limiting the generality of the foregoing, (i) Health Net shall not pay, on the account of Consultant or any principal, employee or contractor of Consultant, any unemployment tax or other taxes required under the law to be paid with respect to employees and shall not withhold any monies from the fees payable pursuant to this Agreement for income or employment tax purposes, and (ii) Health Net shall not provide Consultant or any principal, employee or contractor of

Consultant with, and no such individual shall be eligible to receive from Health Net under any Company plan, any benefits as a result of entering into this Agreement, including without limitation, any pension, health, welfare, retirement, workers’ compensation or other insurance benefits.

6.2Taxes. Consultant acknowledges and agrees that Consultant, and not the Company, will be solely responsible for any and all taxes imposed upon Consultant as a result of entering into this Agreement, including without limitation any and all federal, state, local and foreign income and employment taxes. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Any compensation and benefits paid to Consultant will be reported to taxing authorities as Health Net deems to be appropriate. Consultant agrees to hold Health Net harmless from the fact or manner of Health Net’s tax reporting.

6.3Benefits. Consultant shall not claim the status, perquisites or benefits of a Health Net employee and agrees to hold Health Net harmless from any claim or other assertion (by Consultant or Consultant’s successors or beneficiaries, as applicable) to the contrary. Consultant agrees that Consultant is not eligible for coverage or to receive any benefit under any Health Net employee benefit plan or employee compensation arrangement as a result of this Agreement. Even if Consultant were to become or be deemed to be a common-law employee of Health Net, Consultant still shall not be eligible for coverage or to receive any benefit under any Health Net employee benefit plan or any employee compensation arrangement with respect to any period during which Health Net classified Consultant as a consultant, except to the limited extent that Health Net grants eligibility for such coverage or the right to receive such benefits to Consultant in a document signed by Consultant and Health Net’s Senior Vice President, Organization Effectiveness. Consultant further agrees that if Consultant is injured while performing work for Health Net hereunder, Consultant will not be covered for such injury under Health Net’s insurance policies, including under any worker’s compensation coverage provided by Health Net for its employees, and that Consultant is solely responsible for providing worker’s compensation insurance for Consultant.

ARTICLE SEVEN
TERM AND TERMINATION

7.1Term. This Agreement shall terminate on December 31, 2014.

7.2Termination. This Agreement may be terminated before December 31, 2014, by either party upon material breach of any term of this Agreement by the other party, including without limitation, Consultant’s breach of any of Consultant’s obligations under Section 1.1 and Articles Three, Four and Five. In the event Consultant materially breaches this Agreement, Health Net shall not be obligated and Consultant shall not be entitled to the Consulting Fee and all obligations of Health Net hereunder shall cease and Consultant shall not be entitled to any payments under this Agreement in connection with or following the termination of this Agreement and the consulting relationship established hereby, except for any unpaid reimbursement for travel-related expenses that have been validly pre-approved.

7.3Continuing Obligations. This Section 7.3 and Consultant’s obligations under Sections 3.2(b), 3.2(f) and 3.2(j) and Articles Four, Five, Six, Eight and Nine shall survive any termination of this Agreement.

ARTICLE EIGHT
INDEMNIFICATION AND DAMAGES

8.1Indemnification. Notwithstanding anything to the contrary, Consultant hereby agrees to indemnify, defend and hold free and harmless Health Net, its officers, directors, employees and agents from and against all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, attorney’s fees and costs incurred as a result of a breach by Consultant of any representation, warranty or obligation set forth under this Agreement or arising out of acts or omissions of Consultant in performing the Services hereunder.
8.2Damages. Health Net will not be liable to Consultant for any consequential, liquidated, punitive or special damages.

ARTICLE NINE
MISCELLANEOUS

9.1Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

9.2Entire Agreement. Other than as set forth herein, this Agreement represents the final, complete and exclusive embodiment of the entire agreement and understanding between Health Net and Consultant concerning Consultant’s consulting services to Health Net, and supersedes and replaces any and all agreements and understandings concerning Consultant’s consulting services to Health Net.

9.3Termination of Employment Agreement. Health Net and Consultant acknowledge and agree that, effective as of the Employment Termination Date, the Employment Agreement has terminated and Capezza shall have no further rights or interests thereunder; provided, however, that notwithstanding the foregoing, Section 3 (Protection of Proprietary and Confidential Information) and Section 13 (Restrictive Covenants) of the Employment Agreement shall remain in full force and effect in accordance with their terms.

9.4Amendments. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by Consultant and Health Net’s Senior Vice President, Organization Effectiveness.

9.5Assignment. Health Net has specifically contracted for the Services of Consultant and, therefore, Consultant may not assign or delegate Consultant’s obligations under this Agreement, either in whole or in part, without the prior written consent of Health Net. Health Net may assign this Agreement at any time without the prior consent of Consultant. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

9.6Severability. Should any part, term or provision of this Agreement be declared and/or be determined by any court or arbitrator to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

9.7Reformation. In the event any part, term or provision herein is not enforceable including because its geographic scope, length or subject matter is determined to be excessive, then such part, term or provision shall be reformed to the minimum extent necessary to make such part, term or provision enforceable.

9.8Headings. The headings of the Sections and Articles of this Agreement are provided for convenience only. They do not alter or limit, in any way, the text of any Section or Article of this Agreement.

9.9Publicity. Consultant will not use the name of Health Net in any public announcements, publicity or advertising without the prior written approval of Health Net’s Senior Vice President, Organization Effectiveness; provided, however, that Capezza may reference Health Net in his employment history including on business-oriented social networking sites, such as LinkedIn.

9.10Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.11Arbitration. If there is any dispute between Health Net and Consultant over the terms or obligations under this Agreement, that dispute shall be resolved by binding arbitration before a single neutral arbitrator who shall be a retired judge. The arbitration shall proceed in accordance with the then-current Commercial Rules of the American Arbitration Association. The judgment of the arbitrator shall be final, binding and nonappealable, and may be entered in any state or federal court having jurisdiction thereafter. The arbitrator shall be bound to apply and follow the applicable state or federal laws in reaching a decision in this matter. Any disagreement regarding whether a dispute is required to be arbitrated pursuant to this Agreement shall be decided by the arbitrator. The Federal Arbitration Act, 9 U.S.C. Sections 1-16, shall govern the interpretation and enforcement of this paragraph.

Notwithstanding the above paragraph, the arbitration procedure shall not prohibit Consultant or Health Net from seeking injunctive relief, including without limitation, temporary or preliminary injunctive relief, through any court of competent jurisdiction if such relief is not available or is not available in a timely manner, through arbitration.
9.12Notices. All notices required or permitted to be given under this Agreement must be in writing and may be given by any method of delivery which provides evidence or confirmation of receipt, including but not limited to personal delivery, express courier (such as Federal Express) and prepaid certified or registered mail with return receipt requested. Notices shall be deemed to have been given and received on the date of actual receipt or, if either of the following dates is applicable and is earlier, then on such earlier date: one (1) business day after sending, if sent by express courier; or three (3) business days after deposit in the U.S. mail, if sent by certified or registered mail. Notices shall be given and/or addressed to the respective parties at the following addresses:

To Health Net’s Senior Vice President, Organization Effectiveness:
Health Net, Inc.
Attn: Karin Mayhew
21650 Oxnard Boulevard, Suite 2200
Woodland Hills, CA 91367

To Consultant:
Joseph C. Capezza
16 Mustang Drive
Bell Canyon, California 91307

Any party may change its address for the purpose of this paragraph by giving written notice of such change to the other party in the manner herein provided.
9.13Disclosure of Personal Compensation Information. Consultant acknowledges that Capezza was a “named executive officer” (as such term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”)) of Health Net prior to the Employment Termination Date, and as such, information regarding Consultant’s compensatory arrangements with Health Net, including, among other things, the terms of this Agreement and any other agreement entered into with Health Net (collectively, “Personal Compensation Information”), may be disclosed in filings with the SEC, the New York Stock Exchange (“NYSE”) and/or other regulatory organizations. Consultant’s execution of this Agreement will serve as Consultant’s acknowledgement that the Personal Compensation Information may be publicly disclosed from time to time in filings with the SEC, NYSE or otherwise as Health Net deems necessary and appropriate.

9.14Acknowledgement. Consultant acknowledges that Consultant has had an opportunity to consult with a tax adviser and has had an opportunity to consult with and be represented by counsel, each pursuant to Consultant’s choosing in the review of this Agreement, that Consultant has been advised by Health Net to do so, that Consultant is fully aware of the contents of this Agreement and of its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, and that Consultant enters into this Agreement freely, without duress or coercion, and based on Consultant’s own judgment and wishes and not in reliance upon any representation or promise made by Health Net, other than those contained herein.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by proper persons thereunto duly authorized as of the date first set forth above.

HEALTH NET INC.	JOSEPH C. CAPEZZA
By: /s/ Karin Mayhew	/s/ Joseph C. Capezza
Name: Karin Mayhew Title: Senior Vice President, Organization Effectiveness	Joseph C. Capezza
135 CLIFF ROAD CONSULTANTS, LLC By: /s/ Joseph C. Capezza Name: Joseph C. Capezza Title:

EXHIBIT A
SERVICES

During the Consulting Period, Consultant shall:

•	consult with and advise Health Net’s Chief Financial and Operating Officer with respect to the transition of the Chief Financial Officer duties and responsibilities;

•	consult with and advise the Company’s Chief Financial and Operating Officer with respect to the transition of the Treasurer duties and responsibilities; and

•	work on other special assignments relating to investment consulting and/or debt restructuring, as assigned by the Company’s Chief Financial and Operating Officer.